Exhibit 99.2

1 April 5, 2017 Quaker Chemical to Combine with Houghton International

Risks And Uncertainties Statement Regulation G The attached charts include Company information that does not conform to generally accepted accounting principles (“GAAP”) . Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company . These measures should not be viewed as an alternative to GAAP measures of performance . Furthermore, these measures may not be consistent with similar measures provided by other Companies . This data should be read in conjunction with the Company’s most recent annual report filed on Form 10 - K and most recent quarterly report filed on Form 10 - Q, as filed with the SEC . Forward - Looking Statements This release contains "forward - looking statements" within the meaning of Section 27 A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934 . These forward - looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements . A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns . Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence . Other factors, including those related to the transaction, could also adversely affect us including, but not limited to : • the risk that Quaker shareholders may not approve the proposed transaction; • the risk that a required regulatory approval will not be obtained or is subject to conditions that are not anticipated or acc ept able to us; • the potential for regulatory authorities to require divestitures in connection with the proposed transaction, which would res ult in a smaller than anticipated combined business; • the risk that a closing condition to the proposed transaction may not be satisfied in a timely manner; • risks associated with the financing of the transaction; • the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; • potential adverse effects on Quaker Chemical’s business, properties or operations caused by the implementation of the transac tio n; • Quaker Chemical’s ability to promptly, efficiently and effectively integrate Houghton International’s operations into those o f Q uaker Chemical; • risks related to the disruption of each company’s time from ongoing business operations due to the proposed transaction; and, • the outcome of any legal proceedings that may be instituted against the companies following announcement of the merger agreem ent and transactions contemplated therein. Therefore, we caution you not to place undue reliance on our forward - looking statements . For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1 A of our 2016 Form 10 - K, and in our quarterly and other reports filed from time to time with the Commission . We caution you not to place undue reliance on these forward - looking statements, which are current only as of the date on which we issued this report . We do not intend to, and we disclaim any duty or obligation to, update or revise any forward - looking statements to reflect new information or future events or for any other reason This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995 .

Agenda » Transaction Overview » Houghton International Background » Strategic Rationale » Quaker + Houghton = A Compelling Combination » Financing and Cash Flow Summary » Timing / Conclusion 1

Transaction Overview

Quaker
It's what's inside that counts.

Purchase Price and Structure	▪ Houghton shareholders to receive $172.5 million in cash and 24.5% (~4.3 million shares) of Quaker; Quaker will assume Houghton's net debt of approximately $690 million ▪ Represents an enterprise value of approximately $1.42 billion[a] ▪ Represents a transaction multiple (purchase price vs 2016 adjusted EBITDA) of 11.8x pre-synergies and 8.6x with run-rate synergies[a][b]
Leadership, Governance and Ownership	▪ Michael Barry will be the Chairman and CEO of the combined company ▪ Quaker Board will increase from 9 directors to 12; the Hinduja Group will nominate 3 ▪ Pro forma equity ownership of 75.5% existing Quaker shareholders and 24.5% Houghton shareholders
Financing and Leverage	▪ Quaker has secured $1.15 billion in committed financing from Bank of America and Deutsche Bank to support the transaction ▪ Leverage of ~3.7x net debt to 2016 adjusted EBITDA at close; ~3.1x with run-rate synergies[b][c] ▪ Attractive pricing and terms; cost of debt ~3% at today's rates
Conditions to Close	▪ Approval of Quaker shareholders ▪ Regulatory approvals in U.S., Europe and Asia Pacific ▪ Customary closing conditions ▪ Expected closing Q4 2017 to Q1 2018

(a) Based on Quaker's 10 day Volume Weighted Average Price ("VWAP") as of March 31, 2017 of $129.70
(b) Assumes $45 million of run-rate synergies
(c) Assumes $950 million of new debt issued to fund transaction; estimated $965 million total debt at close

2

▪ Founded in 1865 as E.F. Houghton & Co. ▪ Corporate headquarters in Valley Forge, PA ▪ A global leader in advanced metalworking fluids and services ▪ Leading positions in specialty lubricants and hydraulic fluids to the metals, coatings and offshore drilling markets, selling into 88 countries ▪ 15 manufacturing facilities in 10 countries across 5 continents ▪ Privately owned by the Hinduja Group, a leading family - led enterprise with diversified global operations Key Facts Sales $767 million Adjusted EBITDA $120 million % adjusted EBITDA margin 16% Headquarters Valley Forge, PA Employees ~2,000 in 33 Countries A Combination of Two Similar Companies in Businesses We Know North Americ a 36% EMEA 35% Asia Pacific 24% South Americ a 5% 3 Primar y Metals 27% Metalworki ng … Other 6% Houghton International: A Global Leader In Metalworking Fluids And Services

Strategic Rationale

Quaker
It's what's inside that counts.

Strong Talent and Cultural Fit	▪ Combined 250 years dedicated to customers in these unique industries ▪ Two talent-rich organizations with similar core values ▪ Shared customer intimate business model
Increases Size and Scale	▪ Combined Company has ~2x sales and ~2.5x adjusted EBITDA of Quaker ▪ Scalable infrastructure will drive operating margin improvements
Accelerates Growth Opportunities	▪ Enhances our ability to expand in higher growth markets and geographies ▪ Complementary products and services offer significant cross-selling opportunities
Achieves Significant Cost Synergies	▪ Estimated annual cost synergies of $45 million (~40% of Houghton adjusted EBITDA) ▪ Transaction expected to be accretive to adjusted EPS in year 1
Balanced Capital Structure Approach	▪ Using debt and equity to optimize leverage while managing risk ▪ ~3.7x net debt/adjusted EBITDA at close; ~3.1x with run-rate synergies of $45 million ▪ Balancing debt structure with cash flow to reduce leverage to ~2.5x within 2 years
Strong Free Cash Flow	▪ Each Company generates strong free cash flow ▪ Combined cash flow generation supports expedited debt reduction and continued dividends

Consistent with Quaker's M&A Growth Strategy

4

Quaker + Houghton = A Compelling Combination 5

Unsurpassed Customer Commitment and Industry Expertise ▪ Value - added sales process requires technical, highly trained associates with deep industry knowledge ▪ Combination brings together two talent - rich companies committed to the industries served ▪ Each company brings customer relationships developed over decades ▪ Broad and deep knowledge over expanded global footprint enables further growth 6 Competitive Advantage: People Make The Difference

North America 45% South America 4% EMEA 27% Asia Pacific 24% North Americ … South America 5% EMEA 31% Asia Pacific 24% Sales By Geography Combined Primary Metals 50% Metalworking 42% Coatings 8% Combined Sales By Product Type Prima ry Met … Metalworki ng 67% Other 6% 7 North America 36% EMEA 35% Asia Paci … South Americ a … Primar y Metals 38% Metalworkin g … Coatin gs/Oth er … Diversified Product And Geographic Profile

Q+H corporate headquarters Global facilities North America South America EMEA Asia Pacific Total 8 1 6 4 19 6 1 4 4 15 Enhanced Global Scale with 34 Global Facilities Supporting ~15,000 Customers 8 Highly Synergistic Footprint

Accelerated Revenue Growth: Expands Cross-Selling Opportunities

Quaker
It's what's inside that counts.

Common Products	Quaker / Houghton
Forming Fluids	✓
Metal Cutting and Deformation	✓
Corrosion Protection Fluids	✓
Fluid Power	✓
Industrial Process Cleaners	✓
Food and Beverage Can Processing	✓

Complementary Products	Quaker	Houghton
Specialty Greases	✓	+
Offshore Control Hydraulics	+	✓
High Pressure Die Casting	✓	+
Heat Treat Quenchants	+	✓
Mining	✓	+
Metal Finishing	+	✓
Surface Treatment	✓	+
Bio-Based Lubricants	✓	+

✓ = common product

\+ = cross-selling opportunity

~14,000 Customers Unique To Quaker Or Houghton Creates Significant Cross-Selling Opportunities

9

Significant Cost Synergies

Quaker
It's what's inside that counts.

Synergy Realization Timing

($ in millions)


~$20
~$35
~$4
5
Year 1
Year 2
Year 3

Sources of Synergy

- Manufacturing footprint optimization
- Raw material purchasing
- Freight / warehousing
- Ester production
- Headcount reductions
- Non-labor SG&A
- Optimize IT platforms

Readily Achievable Cost Synergies

10

Enhanced Financial Profile $120 $45 $107 $272 Run-Rate Synergies New Quaker 2016 Adjusted EBITDA ($ millions) Run - Rate Synergies ($ in millions ) Combined synergies (a) ∆ vs. Quaker standalone 2016 Sales $747 $767 $1,514 +2x 2016 Adjusted EBITDA $107 $120 $272 +2.5x 2016 Adjusted EBITDA margin 14% 16% 18% +4% pts 2016 FCF margin (b) 13% 14% 17% +4% pts 2016 FCF conversion (c) 91% 92% 93% +2% pts (a) Assumes $45 million of synergies in adjusted EBITDA (b) Calculated as adjusted EBITDA – CAPEX as a percent of sales (c) Calculated as adjusted EBITDA – CAPEX as a percent of adjusted EBITDA 11 Combination

Financing Overview ▪ Committed $1.15 billion from Bank of America and Deutsche Bank ▪ Plan to syndicate bank facility in next 30 - 60 days » $400 million revolver (~$200 million funded at close) » $575 million Term Loan A » $175 million (euro - equivalent) Term Loan A ▪ $950 million in new debt to finance transaction » $172.5 million in cash, ~$690 million refinancing of Houghton net debt, refinancing of existing Quaker debt, and fees and expenses ▪ $200 million undrawn revolver provides additional liquidity ▪ Attractive cost of debt and terms » Libor + 200 bps at close; ~3% at today’s rates 12

Capital Allocation: Reducing Debt Becomes A Priority

Quaker
It's what's inside that counts.

- Strong Free Cash Flow generation supports rapid debt reduction and balanced capital allocation approach:
  - Focus on deleveraging to 2x - 2.5x adjusted EBITDA ratio
  - Combined company has asset-lite profile with expected capex of ~1.5% of sales
  - Pay dividends consistent with Quaker's practice over the past 45 years
  - Continue acquisitions when leverage and liquidity improve

Net Debt / Adjusted EBITDA



3.7x
3.2x
2.5x
1.8x
1.2x
0.6x
Closing
Year 1
Year 2
Year 3
Year 4
Year 5

Note: Chart assumes all excess cash applied to reduce debt

Cash Flow



~$227
~$45
~($50)
~($30)
~($25)
~($15)
~($25)
~$127
Adj. EBITDA
Synergies
Cash taxes
Cash Interest
CAPEX
Working capital
Dividends
Cash Available for Debt Repayment

Note: Amounts represent estimated adjusted EBITDA at close and estimated pro forma cash flows

13

Closing Process And Timing Signing » Announcement » Official Filings with SEC and Competition Authorities » Begin Regulatory Review Period Regulatory Review Period » Government Review » Integration Planning » Shareholder Approval Closing » Regulatory Approval » Close » Integration Begins April 2017 Likely Q4 ‘17 to Q1 ‘18 14

Quaker + Houghton: A Value - Creating Combination x Strong Talent and Cultural Fit x Increases Size and Scale x Accelerates Growth Opportunities x Achieves Significant Cost Synergies x Balanced Capital Structure Approach x Strong Free Cash Flow 15

Appendix 16

Key Facts ▪ Founded in 1918 ▪ Corporate HQ in Conshohocken, PA ▪ Leading positions in specialty lubricants to the metals, costings and fluid markets ▪ 36 locations in 25 countries ▪ R&D Centers Globally: 2016 Spend $23M ▪ Serving over 2,500 customers globally Primar y Metals 50% Metalworkin g 42% Coatings 8% North Americ a 45% EMEA 27% Asia Pacific 24% South Americ a 4% Sales $747 million Adjusted EBITDA $107 million % adjusted EBITDA margin 14% Headquarters Conshohocken, PA Employees ~ 2,000 Quaker is a leading provider of customized solutions and technology - driven specialty chemical products for metals processing 17 Quaker Chemical: A Global Leader In Specialty Lubricants

2016 Adjusted EBITDA Reconciliation ($ in millions) Net income attributable to Quaker Chemical Corporation $61 Net interest expense 1 Tax expense on income before equity in net income of associated companies 23 Depreciation 13 Amortization 7 EBITDA $105 Equity income in a captive insurance company (2) Transaction - related expenses 2 Full - year impact of Lubricor acquisition 2 Other (a) (0) Adjusted EBITDA $107 ($ in millions) Net loss attributable to Houghton International ($37) Net interest expense 50 Tax benefit on loss before equity in net income of associated companies (5) Depreciation 11 Amortization 44 EBITDA $63 Cost reduction activities 4 Transaction - related expenses 3 Impairment of goodwill and intangible assets 41 Management fees and expenses to owners 3 Non - income tax settlement expense 2 Full - year impact of Wallover acquisition 3 Other (b) 1 Adjusted EBITDA $120 18 (a) Other includes a charge related to the inventory fair value adjustment in the Lubricor acquisition offset by a net credit due to restructuring and cost streamlining activities (b) Other includes a charge related to a legal settlement and a charge related to the inventory fair value adjustment in the Wallover acquisition offset by a gain on the sale of an asset

19 In connection with the proposed transaction, Quaker will file a proxy statement with the Securities and Exchange Commission . INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION . Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Quaker with the Commission at the Commission's web site at http : //www . sec . gov . Free copies of the proxy statement, once available, and of Quaker’s other filings with the Commission may also be obtained from the Company by directing a request to : Victoria K . Gehris, Investor Relations, 610 . 832 . 4246 . Quaker and its directors, executive officers and other members of its management may solicit proxies from its shareholders in favor of the transaction . Information concerning such persons who may be considered participants in the solicitation of Quaker’s shareholders under the rules of the Commission will be set forth in the definitive proxy statement to be filed by Quaker with the Commission in connection with the transaction . Additional Information Reference